PROMISSORY NOTE

RANGEFORD RESOURCES, INC., UNTO GREAT NORTHERN ENERGY, INC. ET AL

Date January 25, 2013

IT IS HEREBY AGREED AND UNDERSTOOD, FOR VALUE RECEIVED AND TRANSFERRED BY THE PARTIES TO DATE, THAT  Rangeford Resources, Inc. agrees and promises to pay unto Great Northern Energy, Inc., or its assignees  the principal sum of  One Million One Hundred Thirteen Thousand Two Hundred and Sixty and no/100ths Dollars ($1,113,260) in cash and good funds by wire transfer as designated herein, commencing upon February 15, 2013 and continuing in the increments on the dates set forth below until paid in full , bearing interest at eight percent (8%) per annum, plus additional fees in the total amount of $145,958.30 on the following schedule:

February 15, 2013

$ 436,154.68

Principal, Interest and Additional Fees

June 15, 2013

$ 290,196.38

Principal and Interest

September 15, 2013

$ 290,196.38

Principal and Interest

December 15, 2013

$ 290,196.38

Principal and Interest

Until the sum of $1,306,743.82  (One Million Three Hundred and Six Thousand Seven Hundred and Forty Three Dollars and Eighty Two Cents)  is paid in full, and as agreed, which is inclusive of all interest and additional fees due on the debt if paid on time.

This note is agreed to be secured by, and same security interest is hereby granted herein, a prior lien and preferential security interest in and to all of the assets and property so transferred from Great Northern Energy, Inc. unto Rangeford Resources, Inc. under other related but separate agreements, including but not limited the Purchase and Sale Agreement as of November 15, 2012, which was subsequently amended on December 18, 2012, and further amended as of the date of execution of this note (collectively, the “Purchase and Sale Agreement”). The perfection of these secured interests shall be made by Great Northern Energy, Inc. or its assigns hereunder, and in a form so as to notify the public of its ongoing interest and lien on such assets during the term of this note or any extensions thereof. An agreed listing of the transferred assets shall be provided one to the other party at closing. Upon payment in full of this note or any extension thereof, Great Northern Energy, Inc. or its designated assignees shall promptly and upon demand file all required notices for release of this debt in full and shall perform all acts as may be required to prefect such release following payment in full.

The parties further agree that Great Northern Energy, Inc., or its assignees shall have all statutory rights granted under the Laws of the State of Texas to collect any and all unpaid portions of this note at any time such are deemed in default by late payment beyond 5 business days after due date, failure to make a payment in full on the due date, or bankruptcy or insolvency. There shall be no notice required for curing of any condition of default, and if such is required by law, then the parties hereby waive such notice herein.  Should Great Northern Energy, Inc. or its assigns be forced or elect to collect such payments or by reason of any default, or the entire amount remaining due, then the parties agree that Great Northern Energy, Inc. shall be due interests on the unpaid balance at the legal limit allowed under Texas Law not to exceed 12% per annum, and all attorney fees for the collection of the debt until collected in full.

This note may be paid in full at any time before due date with no penalty as to any single payment or in full. Upon payment in full, Great Northern Energy, Inc. shall issue agreed releases of lien. In the event that Rangeford Resources Inc. should become insolvent, bankrupt, unable to pay any payment.

This note contains all provisions of this debt and terms of payment between the parties as to this debt, except for those matters contained in the Pledge and Security Agreement and the Purchase and Sale Agreement. An Exhibit of assets and encumbrance may be attached at the parties agreement to do so. The event of any disagreement over terms or conditions or performance of the note terms by either party will be settled by common rules and procedures of binding arbitration save and except where Great Northern is required to seek District Court ruling or orders to collect the debt or property subject hereto. This note is subject to agreed venue in the County of Dallas, State of  Texas.   Notwithstanding anything to the contrary contained herein, in the event that the Purchase and Sale Agreement is deemed to have been abandoned pursuant to Article 11 of the Purchase and Sale Agreement, as amended, then this note shall be deemed to be null and void and shall be returned to Rangeford Resources, Inc. for cancellation together with any payments made hereunder.

This note may be assigned by Great Northern Energy, Inc. without permission from Rangeford Resources, Inc.  Any Assignor must give written notice to Rangeford Resources, Inc. ten days in advance of any assignment.   Rangeford Resources may not further encumber, transfer or otherwise assign this note or the asset used to secure same without expressed permission from Great Northern Energy, Inc.

The undersigned corporation states that it is in good standing and is fully authorized to execute and perform this note in every way agreed therein. The party signing this note has the authority to bind the corporation to the terms and conditions stated therein, and the corporation has passed a Corporate Resolution, which authorize and adopt these terms and conditions as agreed, and make the note effective as of January 30, 2013.

DONE AND AGREED, by the following parties, for

Rangeford Resources, Inc.   ______________________________________ Its President

Notary Seals to follow

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